Exhibit 99.1

News Release

FREYR Battery Awarded 31 GWh Inaugural Offtake Agreement with Leading Global ESS Provider

New York, Oslo and Luxembourg, December 16, 2021, FREYR Battery (NYSE: FREY) (“FREYR”), a developer of clean, next-generation battery cell production capacity, has executed its inaugural offtake agreement for at least 31 GWh of low-carbon battery cells with an undisclosed, leading global publicly listed manufacturer and provider of energy storage systems (“ESS”). The two companies have agreed to jointly develop innovative technology solutions for the fast-growing global ESS market based on battery cells manufactured by FREYR.

“Announcing our first significant offtake agreement is a major milestone. This development advances us towards a final investment decision, the start of construction on our initial Gigafactories, and industrial-scale commercialization of FREYR’s clean battery cells,” said Tom Jensen, the CEO of FREYR.

Highlights

●	Under the terms and subject to the conditions of the agreement, FREYR is to deliver at least 31 GWh of battery cells from 2023 to 2028 from its Norwegian manufacturing facilities. The anticipated volumes represent close to half the currently estimated production in Gigafactory 1 in Mo i Rana, Norway in the period.

●	FREYR’s total potential revenues from this agreement could equate to approximately $3 billion from 2023 – 2028 based on FREYR’s current price forecasts.

●	FREYR’s new partner is one of the largest technology solutions providers in the global ESS market, with a GWh-scale fleet of deployed ESS capacity worldwide and a multi-billion-dollar market capitalization.

●	The parties will package FREYR’s sustainable, next-generation battery cells using 24M Technologies’ (“24M”) innovative design and process platform with the partner’s leading stationary ESS solutions to drive standardization and cost optimization in the utility space. 24M’s significantly larger and thicker electrode design is intended to deliver higher energy density per volumetric unit while also reducing production costs.

“Battery-based energy storage solutions are key to accelerating the decarbonization of worldwide power systems, and the rapidly growing global ESS market represents a multi-billion-dollar commercial opportunity for FREYR,” said Tom Jensen. “The combination of FREYR’s next-generation clean battery production and our new partner’s deep ESS project expertise should provide industrial and utility customers with differentiated, integrated solutions in the battery storage markets globally.”

A recent industry research report by Goldman Sachs estimates that the annual total addressable market for battery storage applications will grow to $33 billion by 2030, when total installed capacity is projected to reach 950 GWh. FREYR is progressing commercial discussions with additional potential significant offtake customers in the global ESS market, in addition to the EV and marine segments.

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About FREYR Battery

FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce green battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in Vaasa, Finland, and the United States. FREYR intends to deliver up to 43 GWh of battery cell capacity by 2025 and up to 83 GWh annual capacity by 2028. To learn more about FREYR, please visit www.freyrbattery.com

Investor contact:

Jeffrey Spittel

Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen

Vice President, Communication and Public Affairs
katrin.berntsen@freyrbattery.com
Tel: (+47) 9920 54 570

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this press release, including, without limitation, statements regarding the parties’ joint ability to develop innovative technology solutions for the fast-growing global ESS market, the construction of FREYR’s initial Gigafactories, the industrial-scale commercialization of FREYR’s clean battery cells, FREYR’s ability to deliver at least 31 GWh of battery cells from 2023 to 2028 from its Norwegian manufacturing facilities, FREYR’s total potential revenues from this agreement, the parties’ ability to drive standardization and cost optimization in the utility space, battery-based energy storage solutions’ ability to accelerate the decarbonization of global power systems, the provision of differentiated, integrated solutions in the battery storage markets globally, the growth of the annual total addressable market for battery storage applications, the development and commercialization of 24M’s technology (and any intended benefits thereof) and the status of FREYR’s commercial discussions with any potential offtake customers are forward-looking and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Most of these factors are outside FREYR’s control and difficult to predict. Information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in FREYR’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2021, as amended, and in other SEC filings available on the SEC’s website at www.sec.gov.

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